Exhibit 99.1
NOTICE OF CONVERSION RATE ADJUSTMENT
TO HOLDERS OF
ANY AND ALL OUTSTANDING
3.250% CONVERTIBLE SENIOR NOTES DUE 2028
OF
Peabody Energy Corporation
WITH CUSIP NUMBER 704551 AD2*

Pursuant to Section 5.05(K) of the Indenture, dated as of March 1, 2022 (the “Indenture”), between Peabody Energy Corporation, as Issuer (the “Company”), and Wilmington Trust, National Association, as Trustee, governing the issuance of the 3.250% Convertible Senior Notes due 2028 of the Company with CUSIP number 704551 AD2 (the “Notes”), the Company is hereby delivering this notice to all holders of the Notes. This notice is being given to inform you of an adjustment to the Conversion Rate (as defined in the Indenture).

As previously announced, the Company’s board of directors declared a quarterly cash dividend payment of $0.075 per share on the Company’s common stock, $0.01 par value per share (the “Common Stock”), which is scheduled to be paid on March 11, 2025 (the “Q1 2025 Dividend”). The Company previously declared a dividend of $0.075 per share paid on December 4, 2024 to stockholders of record as of November 14, 2024, a dividend of $0.075 per share paid on September 4, 2024 to stockholders of record as of August 15, 2024 and a dividend of $0.075 per share paid on June 5, 2024 to stockholders of record as of May 16, 2024 (collectively, with the Q1 2025 Dividend, the “dividends”). The Conversion Rate (as defined in the Indenture) relating to the Notes, previously equal to 51.0440 shares of Common Stock per $1,000 principal amount of Notes, was increased to 51.7762 shares of Common Stock per $1,000 principal amount of Notes in accordance with Sections 5.05(A)(iv) and 5.05(C) of the Indenture as a result of the declaration of the dividends referred to above. The adjustment to the Conversion Rate was effective immediately after 9:00 a.m., New York City time, on February 19, 2025, the ex-dividend date for the Q1 2025 Dividend. The change in the Conversion Rate effective as of February 19, 2025 constituted an increase of at least 1% of the Conversion Rate of 51.0440 shares of Common Stock per $1,000 principal amount of Notes in effect immediately prior to the adjustment resulting from the declaration of the dividends described above.

If the Q1 2025 Dividend is not paid, the Conversion Rate shall be decreased, effective as of the date the Company’s board of directors determines not to pay such dividend, to the Conversion Rate that would then be in effect if such dividend had not been declared.

If you have any questions, please contact Investor Relations at 314-342-7900.

By: PEABODY ENERGY CORPORATION

Dated: March 7, 2025

* The CUSIP number listed above is for information purposes only. Neither the Company nor the Trustee shall be responsible for the selection or use of the CUSIP number, nor is any representation made to the correctness or accuracy of the CUSIP number, if any, listed in any notice or printed on the Notes.